Exhibit 10.47
World Headquarters

January 24, 2018
Jeffrey A. DeBest
1817 Prairie Dunes Court South
Ann Arbor, MI 48108

Dear Jeffrey:

On behalf of Cooper-Standard, I am pleased to confirm our offer of employment to you as Senior Vice President & President, Adjacent Markets of Cooper-Standard Holdings Inc. and its main operating subsidiary, Cooper-Standard Automotive Inc. (collectively, the “Company”) commencing Thursday, March 1, 2018 located in our Livonia office and reporting to me. The following outlines the key terms of our offer.

Base Salary. Your base salary will be $500,000 per year, paid bi-weekly, less deductions and withholdings required by law. The base salaries of executive officers of the Company are generally reviewed for possible adjustment in the first quarter of each year.

Annual Incentive Award. You will be eligible to participate in the company’s Annual Incentive Plan (“AIP”). Your target AIP award will be 65% of your annual base salary, not subject to proration.

The annual incentive is based on the achievement of performance goals established each year by the Compensation Committee of the Board of Directors.

Executive Severance Pay Plan. As an executive officer of the Company, you will be eligible for severance benefits in the event of the termination of your employment with the Company under certain circumstances under the Company’s Executive Severance Pay Plan in accordance with the terms of the plan as in effect at the time of termination.

Long Term Incentive Awards. You will also be eligible for long-term incentive awards under the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (the “Omnibus Plan”) and the Cooper-Standard Automotive Inc. Long-Term Incentive Plan (together, the “LTIP”). In the first quarter of 2018, you will receive LTIP awards designed to have an aggregate value, at the time of grant, targeting approximately $675,000.

39550 Orchard Hill Place Drive Novi, MI 48375 Phone: (248) 596-5900 Fax: (248) 596-6535

Exhibit 10.47
World Headquarters

In recent years, LTIP awards have included both performance and time-vested equity components. As a reference, in 2017, the aggregate LTIP target award value granted to the company's senior management team was delivered in the following manner:

(i)	50% as performance share units, with the actual level of payout dependent on achievement of financial objectives related to a full three year ROIC goal and vested after three years;

(ii)	30% as stock options with an exercise price equal to the market price of the company's common stock on the date of grant and vested ratably over three years; and

(iii)	20% as restricted stock units vested after three years.

Similar to its review of the Annual Incentive Plan, the Compensation Committee will be reviewing the basis upon which achievement and payout will be determined for the performance award component of the LTIP and also may consider allocating the aggregate LTIP award across performance share units, restricted stock units, and stock options in proportions different than the illustrative 2017 allocations outlined above.

Sign-On Bonus. You will be provided 5,000 Restricted Stock Units that will vest after 3 years from the date of the grant.

Benefits. Coverage under the company's Health & Well-Being benefit program will commence upon the first day of the month following your hire date.

Eligibility to participate in the company's 401(k) Enhanced Investment Savings Plan will commence upon your completion of 30 days of employment (immediately if you are a rehired employee who was previously participating in the plan). The plan provides a “base contribution” of 3% to 5% depending on your combined age plus years of service, regardless of whether or not you contribute your own money. In addition, the Plan provides a fixed Company match of 40 cents for each dollar you contribute up to 5% of your pay, for a total potential match equal to 2% of your pay. The Company may also make additional discretionary contributions depending on Company performance.

The Plan also has an automatic enrollment feature and automatic annual increases in savings rates to help make saving for your retirement easier. Further details regarding the 401(k) plan, including information on the automatic enrollment and automatic increase processes, will be provided at the time of hire.

39550 Orchard Hill Place Drive Novi, MI 48375 Phone: (248) 596-5900 Fax: (248) 596-6535

Exhibit 10.47
World Headquarters

You will also be eligible to participate in the Company's Supplemental Executive Retirement Plan (“SERP”). The SERP provides for an enhanced level of retirement benefits and compensates for the loss of benefits under the 401(k) plan resulting from certain limitations imposed by the Internal Revenue Code.

In all cases, eligibility and benefits provided are governed by the terms of the applicable plan documents and may be modified from time to time at the company's discretion and in accordance with the law

Vacation. The Company's vacation eligibility runs on a calendar year and vacation days are accrued on a monthly basis. You will be eligible for 20 days of paid vacation annually.

Company Car. You will be eligible to pai1icipate in the company's vehicle program which will be comprised of a monthly allowance of $1000 and reimbursement of business mileage at a specified rate; current rate is 50% of the $.54 IRS limit, $.27 per mile.

Non-Competition, Nondisclosure and Patent Assignment Agreement. As a condition of your employment and prior to your commencement of work as an employee, you must sign the Company's Non-competition, Nondisclosure and Patent Assignment Agreement, a copy of which is being sent to you with this letter for your information and review.

39550 Orchard Hill Place Drive Novi, MI 48375 Phone: (248) 596-5900 Fax: (248) 596-6535

Exhibit 10.47
World Headquarters

You agree that, if you are employed by the Company, the employment relationship is “at-will” which means that either the Company or you may terminate the employment relationship at any time with or without cause or notice. The compensation and benefit plans and practices of the Company are subject to modification or termination at the discretion of the Company at any time in accordance with applicable law, and nothing herein constitutes an undertaking by the Company to continue any such plan or practice as it may apply to you.

The terms and conditions set forth in this letter shall be governed and construed in accordance with the laws of the State of Michigan.

Jeffrey, it is a pleasure to be able to extend this offer of employment to you. We are looking forward to your joining Cooper Standard.

Very truly yours,

Cooper-Standard Holdings Inc.
Cooper-Standard Automotive Inc.

/s/ Jeffrey S. Edwards
Jeffrey S. Edwards
Chairman and Chief Executive Officer

Enclosures via email

Accepted:    /s/ Jeffrey A. DeBest
Jeffrey A. DeBest

Date:         1/24/2018

39550 Orchard Hill Place Drive Novi, MI 48375 Phone: (248) 596-5900 Fax: (248) 596-6535